UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 3, 2026 ( February 25, 2026)

ENERGY FUELS INC.
(Exact name of registrant as specified in its charter)

Ontario	001-36204	98-1067994
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

225 Union Blvd., Suite 600
 Lakewood, Colorado, United States 80228
 (Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (303) 974-2140

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	UUUU	NYSE American LLC
	EFR	Toronto Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 26, 2026, Energy Fuels Inc. (the “Company”) announced that it expects to appoint Mr. Ross Bhappu, the President of the Company, to the role of President and Chief Executive Officer of the Company and as a Director effective April 15, 2026, consistent with the Company’s previously announced succession plans and in accordance with his existing employment agreement.

Concurrently with Mr. Bhappu's appointment, Mr. Mark Chalmers, the current Chief Executive Officer, will be retiring on April 15, 2026 from his role as Chief Executive Officer, consistent with his planned retirement date. Upon his retirement, Mr. Chalmers will continue as a consultant to the Company exclusively for two years to support, as required, Mr. Bhappu and others in the Company with current and future growth initiatives. Mr. Chalmers will also be resigning from his position as a Director of the Company upon his retirement. Mr. Chalmers' resignation from the Board of Directors is not due to any disagreement with the Company on any matters related to the Company's operations, policies or practices.

Mr. Bhappu was originally appointed President of the Company effective August 4, 2025. Mr. Bhappu, age 65, brings over 35 years of experience in mining to the Company, including nearly 25 years with Resource Capital Funds, where he provided both technical and financial evaluation and support in project identification, analysis, development, valuation, project finance, mergers and acquisitions and sourcing of capital from private and public markets exclusively for the mining and minerals sector. Mr. Bhappu completed his Ph.D. degree in Mineral Economics at the Colorado School of Mines and B.S. and M.S. degrees in Metallurgical Engineering at the University of Arizona.  He began his professional career with Cyprus Minerals Company in Denver, Colorado and Miami, Arizona where he served in both technical and financial roles before joining Newmont Mining Corporation in Denver where he served as Director of Business Development.  Mr. Bhappu gained substantial expertise in copper concentrate marketing while at Newmont and served as CEO of GTN Copper Corporation for three years with a focus on acquiring and redeveloping a brownfield copper project in Arizona prior to joining Resource Capital Funds in 2001. During his 25 year tenure at Resource Capital Funds, where he served in multiple roles including as Head of Private Equity Funds, Mr. Bhappu was instrumental in the acquisition of Mountain Pass, the only operating rare earth mine in the U.S., and the recreation of Molycorp, Inc. where he served as Chair of the Board from 2008-2013. Mr. Bhappu retired from Resource Capital Funds just prior to joining the Company.

There are no family relationships among Mr. Bhappu and the members of the Board of Directors or the other members of senior management of the Company. Mr. Bhappu is not a party to any transaction with the Company that would require disclosure under Item 404(a) of Regulation S-K.

In conjunction with Mr. Bhappu's appointment as President of the Company effective August 4, 2025, Mr. Bhappu entered into an employment agreement with the Company dated July 30, 2025. Mr. Bhappu's employment agreement, as well as a description of the employment agreement, is contained in the Company's Form 8-K filed with the U.S. Securities and Exchange Commission on August 4, 2025 and is incorporated by reference herein.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

10.1	Employment Agreement by and between Energy Fuels Resources (USA) Inc., Energy Fuels Inc., and Ross R. Bhappu dated July 30, 2025 (incorporated by reference to Exhibit 10.1 of the Company's Form 8-K filed with the U.S. Securities and Exchange Commission on August 4, 2025).
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ENERGY FUELS INC.
(Registrant)

Dated: March 3, 2026	By: /s/ David C. Frydenlund David C. Frydenlund Executive Vice President and Chief Legal Officer